                                                                     EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                             SIMPLEX SOLUTIONS, INC.

                                 SNAKETECH S.A.

          THE SHAREHOLDERS OF SNAKETECH S.A. LISTED ON EXHIBIT A HERETO

                    WITH RESPECT TO ARTICLES VII AND IX ONLY

                   ALAIN BENISTY AS SHAREHOLDER REPRESENTATIVE

                                       AND

                      U.S. BANK TRUST, N.A. AS ESCROW AGENT



                           DATED AS OF MARCH 13, 2000

                                TABLE OF CONTENTS
                                  (continued)

                                                                                 PAGE
ARTICLE I - PURCHASE OF THE SHARES..............................................   1

        1.1    Purchase Transaction; the Exchange...............................   1
        1.2    Purchase Price...................................................   2
        1.3    Closing..........................................................   2
        1.4    Deliveries.......................................................   2

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.................   3

        2.1    Organization of the Company......................................   3
        2.2    Company Capital Structure........................................   4
        2.3    Authority........................................................   5
        2.4    No Conflict......................................................   5
        2.5    Consents.........................................................   6
        2.6    Company Financial Statements.....................................   6
        2.7    No Undisclosed Liabilities.......................................   6
        2.8    No Changes.......................................................   7
        2.9    Tax Matters......................................................   9
        2.10   Restrictions on Business Activities..............................  10
        2.11   Title of Properties; Absence of Liens and Encumbrances;
               Condition of Equipment...........................................  11
        2.12   Intellectual Property............................................  11
        2.13   Agreements, Contracts and Commitments............................  16
        2.14   Interested Party Transactions....................................  17
        2.15   Governmental Authorization.......................................  17
        2.16   Litigation.......................................................  17
        2.17   Accounts Receivable..............................................  17
        2.18   Minute Books.....................................................  18
        2.19   Environmental Matters............................................  18
        2.20   Brokers' and Finders' Fees; Third Party Expenses.................  19
        2.21   Employee Matters.................................................  19
        2.22   Insurance........................................................  20
        2.23   Compliance with Laws.............................................  21
        2.24   Warranties; Indemnities..........................................  21
        2.25   Off-Balance Sheet Undertakings...................................  21
        2.26   Complete Copies of Materials.....................................  21
        2.27   Business and Financial Experience................................  21
        2.28   Investment Intent; Blue Sky......................................  21
        2.29   Rule 144.........................................................  21
        2.30   No Public Market.................................................  22
        2.31   Restrictions on Transfer; Restrictive Legends....................  22

                                TABLE OF CONTENTS
                                  (continued)

                                                                                 PAGE
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................  22

        3.1    Organization, Standing and Power.................................  22
        3.2    Authority........................................................  22
        3.3    Capital Structure................................................  22
        3.4    No Conflict......................................................  23
        3.5    Consents.........................................................  24
        3.6    Simplex Financial Statements.....................................  24
        3.7    No Undisclosed Liabilities.......................................  24
        3.8    Litigation.......................................................  24
        3.9    Compliance with Laws.............................................  24
        3.10   Restrictions on Business Activities..............................  25
        3.11   Title of Properties; Absence of Liens and Encumbrances...........  25
        3.12   Interested Party Transactions....................................  25
        3.13   Intellectual Property............................................  25

ARTICLE IV - CONDUCT PRIOR TO THE CLOSING DATE..................................  26

        4.1    Conduct of Business of the Company...............................  26
        4.2    No Solicitation..................................................  28
        4.3    Conduct of Business of Purchaser.................................  29
        4.4    Conduct of Shareholders..........................................  29

ARTICLE V - ADDITIONAL AGREEMENTS...............................................  29

        5.1    Restrictions on Transfer.........................................  29
        5.2    Access to Information............................................  30
        5.3    Confidentiality..................................................  30
        5.4    Expenses.........................................................  30
        5.5    Public Disclosure................................................  30
        5.6    Consents.........................................................  30
        5.7    Reasonable Efforts...............................................  30
        5.8    Notification of Certain Matters..................................  31
        5.9    Additional Documents and Further Assurances......................  31
        5.10   Preparation and Filing of Tax Returns............................  31
        5.11   Lockup...........................................................  31

ARTICLE VI - CONDITIONS TO THE SHARE PURCHASE...................................  32

        6.1    Conditions to Obligations of Each Party..........................  32
        6.2    Conditions to the Obligations of Purchaser.......................  32
        6.3    Conditions to Obligations of the Company and the Shareholders....  34

                                TABLE OF CONTENTS
                                  (continued)

                                                                                 PAGE
ARTICLE VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.......  36

        7.1    Survival of Representations, Warranties and Covenants............  36
        7.2    Recovery For Losses..............................................  36
        7.3    Shareholder Representative.......................................  42
        7.4    Adjustment to Consideration......................................  43
        7.5    Maximum Payments.................................................  45

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER................................  46

        8.1    Termination......................................................  46
        8.2    Effect of Termination............................................  47
        8.3    Amendment........................................................  47
        8.4    Extension; Waiver................................................  47

ARTICLE IX - GENERAL PROVISIONS.................................................  47

        9.1    Notices..........................................................  47
        9.2    Interpretation...................................................  48
        9.3    Counterparts.....................................................  48
        9.4    Entire Agreement; Assignment.....................................  49
        9.5    Severability.....................................................  49
        9.6    Other Remedies...................................................  49
        9.7    Governing Law....................................................  49
        9.8    Rules of Construction............................................  49

                                INDEX OF EXHIBITS

EXHIBIT                DESCRIPTION
-------                -----------
Exhibit A              Shareholders of the Company (and consideration due each
                       Shareholder)

Exhibit B              Optionees of the Company (and consideration due each
                       optionee)

Exhibit C              Regulation S Agreement

Exhibits D1-D7         Forms of Offer Letters

Exhibit E              Registration Rights Agreement

Exhibit F              Escrow Agent Fee Schedule

Exhibit G              Shareholder Communications Act "Non-Objection Letter"

Exhibit H              Shareholder Disclosure Schedule

Exhibit I              Purchaser Disclosure Schedule

        THIS SHARE PURCHASE AGREEMENT(the "Agreement") is made and entered into as of March 13, 2000 by and among Simplex Solutions, Inc., a Delaware corporation ("Purchaser"), for the purposes of Article II, Article IV and
Article V hereof, Philippe Duchene as President Director General on behalf of the Company (as defined below), all of the shareholders of the Company listed on Exhibit A hereto (each, a "Shareholder" and collectively, the "Shareholders"), with respect to Article VII and Article IX hereof, Alain Benisty as shareholder representative (the "Shareholder Representative") and U.S. Bank Trust, N.A. as escrow agent (the "Escrow Agent").

                                    RECITALS

        A. The Shareholders wish to sell, and the Purchaser wishes to acquire all of the outstanding capital stock of Snaketech S.A., a French corporation with its registered office at ZA Le Parvis 38500 Voiron, France (the "Company") and registered in the Register of Commerce and Companies of Grenoble under number 403 294 572 (the "Shares"). The purchase and sale of the Shares pursuant to the terms of this Agreement is hereinafter referred to as the "Transaction".

        B. Pursuant to the Transaction, all issued and outstanding Shares will be acquired by Purchaser in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

        C. A portion of the consideration otherwise issuable by Purchaser to each Shareholder in connection with the Transaction shall be placed in escrow by Purchaser as remedy for the indemnification obligations set forth in this Agreement.

        D. In connection with the closing of the Transaction, the optionees of the Company shall receive such number and type of options for Purchaser Common Stock (as defined below) as is set forth on Exhibit B.

        E. Subject to a release of all claims and the execution of a valid and binding settlement agreement satisfactory to Purchaser, Asmus Hetzel shall, in connection with the Transaction, be entitled to receive 100,000 shares of Purchaser Common Stock.

        NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                    ARTICLE I

                             PURCHASE OF THE SHARES

        1.1 Purchase Transaction; the Exchange. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Shareholders shall sell, transfer and deliver to Purchaser, and

Purchaser shall acquire from the Shareholders, all of the Shares. On the terms and subject to the conditions set forth herein, at the Closing (as defined below), the Shareholders agree to transfer and deliver to Purchaser, and Purchaser agrees to acquire from the Shareholders, all of the Shares.

        1.2 Purchase Price.

            (a) At the Closing, Purchaser shall deliver to each Shareholder in consideration of the sale, transfer and delivery to Purchaser of such Shareholder's Shares as set forth on Exhibit A, the number of shares of Purchaser common stock, par value $0.001 per share ("Purchaser Common Stock") set forth on Exhibit A hereto (collectively, the "Purchase Price"). It is hereby understood and agreed that pursuant to the Transaction, Purchaser shall not issue in excess of 2,686,996 shares of Purchaser Common Stock, in the aggregate, to the Shareholders.

            (b) The number of shares of Purchaser Common Stock to be issued at the Closing shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), reorganization, recapitalization, reclassification or other like change with respect to the Purchaser Common Stock occurring on or after the date hereof and prior to the Closing.

        1.3 Closing. The closing (the "Closing") of the transactions to be consummated at the Closing in accordance with the terms of this Agreement shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Palo Alto, California, no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time and date as shall be mutually agreed to by the parties. The date on which the Closing occurs in accordance with this Section 1.3 is hereinafter referred to as the "Closing Date."

        1.4 Deliveries.

            (a) At the Closing, the Shareholders shall each deliver, or cause to be delivered, to Purchaser each of the following:

                (i) the share transfer certificates (ordres de mouvement) representing the 6,140,250 shares held by the Shareholders in the Company and all voting and other rights attached thereto;

                (ii) Unconditional resignation effective as of the Closing Date of such of the directors or other officers of the Company and the subsidiaries, with a written acknowledgement from each that he has no claim whatsoever against the Company or the subsidiaries, whether in respect of compensation or damages or the payment of any other sum or sums for loss of office or otherwise;

                (iii) Proof of the termination of all powers of attorney and delegation of powers (delegations de pouvoirs and delegations de signature) granted by the Company or any subsidiary;

                (iv) All of the Company's (and the subsidiaries') books and registry, records, and other data relating to the Company's (and the subsidiaries') operations, including but not limited to the Company's (and the subsidiaries') duly accurate, completed and signed corporate ledgers and share books;

                (v) An affidavit signed by the Shareholders, in a form acceptable to Purchaser, acknowledging that any shareholders agreements which may have been entered into between any of the Shareholders is terminated effective on the Closing Date and that the terms of this Agreement are in full compliance with any such shareholders' agreements, right of first refusal or governing provisions applicable to the Shareholders' sale of their respective shares of the Company;

                (vi) a certified copy of the resolutions of the board of directors of the Company, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by the Company, including the approval of the Purchaser as new shareholder of the Company;

                (vii) the employment agreements of certain employees of the Company, executed by each of the Designated Employees (as defined below), and containing customary restrictive covenants of non-competition and no-solicitation of employees and customers of the Company;

                (viii) Such other certificates and documents as the Purchaser or its counsel may reasonably request;

            (b) At the Closing, Purchaser shall deliver, or cause to be delivered, the Purchase Price.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS

        The Company and each of the Shareholders hereby jointly and severally represent and each of the Shareholders hereby jointly and severally warrants to Purchaser subject to the terms of Section 7.5 and subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate Section and paragraph numbers) supplied by the Company and the Shareholders to Purchaser (the "Disclosure Schedule") and dated as of the date hereof, that on the date hereof and as of the Closing Date as though made on the Closing Date as follows. Unless context otherwise dictates, all references to the Company herein shall refer to the Company and its subsidiaries.

        2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of France. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect (as defined below). For purposes of this Agreement, "Company Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of the Company and its subsidiaries, taken as a whole. The Company has delivered a true and correct copy of its articles of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof, to Purchaser. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. Except as set forth on Section 2.1 of the Disclosure Schedules, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Except for the subsidiaries listed in Section 2.1 to the Disclosure Schedule, the Company does not have, and has never had, any subsidiaries and does not otherwise own, and has not otherwise owned, any share in the capital of or any interest in, or control of, directly or indirectly, any corporation, partnership, association, joint venture or other business entity. Each of the Company's subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect. The Company has delivered a true and correct copy of the articles of incorporation and bylaws of each of its subsidiaries, each as amended to date and in full force and effect on the date hereof, to Purchaser.

        2.2 Company Capital Structure.

            (a) The authorized capital stock of the Company consists of 7,065,250 shares with a par value of .02 Euros and 6,850,950 shares are issued and outstanding as of the date hereof. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. Assuming the same total capitalization as on the date hereof, the total Shares outstanding as of immediately prior to the Closing will be as set forth in
Section 2.2(a) of the Disclosure Schedule. All of the outstanding Shares are held by the persons with the domicile addresses and in the amounts set forth in
Section 2.2(a) of the Disclosure Schedule. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and, except as disclosed in Section 2.2(a) to the Disclosure Schedule not subject to preemptive rights created by statute, the articles of incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with all applicable securities laws. There are no declared or accrued but unpaid dividends with respect to any of Shares. The Company has no other securities authorized, issued or outstanding.

            (b) Except as set forth in Section 2.2(b) of the Disclosure Schedule (the "Plans"), the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 925,000 Shares for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted under the Plans, of which (i) 696,500 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plans, and (ii) no shares have been issued, as of the date hereof, upon the exercise of options granted under the Plans. Section 2.2(b) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, the number of Shares issuable upon the exercise of such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether the vesting of such option will be accelerated by the transactions contemplated by this Agreement. Except for the Company Options and as otherwise set forth on Section 2.2(b) of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

        2.3 Authority. The Shareholders have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and the transactions contemplated hereby, subject only to the approval of this Agreement and the transactions contemplated hereby. This Agreement to which the Company and the each of the Shareholders is a party has been duly executed and delivered by the Company and each of the Shareholders, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company and each of the Shareholders, enforceable against each such party in accordance with their terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        2.4 No Conflict. The execution and delivery by the Company and the Shareholders of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under (any such event, a "Conflict") (i) any provision of the articles of incorporation or bylaws of the Company, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a "Contract" and collectively the "Contracts") to which the Company or any of its properties or assets (including intangible assets), or to which any Shareholder, is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (tangible and intangible) or assets, or applicable to the any Shareholder. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Contract, nor is the Company or any Shareholder aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Assuming the due execution by each of the other parties thereto, each Contract is in full force and effect and, except as otherwise described in Section 2.4 of the Disclosure Schedule, the Company is not subject to any default thereunder, nor to the Knowledge of the Company and the Shareholders (as defined below) is any party obligated to the Company pursuant to any such Contract subject to any default thereunder. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the transactions contemplated by this Agreement, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing. Following the Closing, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred. For purposes of this Agreement, "Knowledge" shall mean (i) with respect to the Company, the actual knowledge of the Company's officers, and directors (mandataires sociaux), provided that such persons shall have made due and diligent inquiry of those employees of the Company whom such officers and directors reasonably believe would have actual knowledge of the matters represented and (ii) with respect to the any Shareholder, the actual knowledge of such Shareholder.

        2.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company and/or any Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        2.6 Company Financial Statements. Section 2.6 of the Disclosure Schedule sets forth (i) the Company's financial statements as of December 31, 1999, and the related statement of income for the twelve (12) month period ended December 31, 1999 (the "Financials"). The Financials are correct in all material respects and have been prepared in accordance with French GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other. The Financials present fairly the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein. The Company's unaudited balance sheet as of December 31, 1999 is referred to hereinafter as the "Current Balance Sheet."

        2.7 No Undisclosed Liabilities. Except as set forth in Section 2.7 of the Disclosure Schedule, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with French
GAAP), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, (ii) has not arisen in the ordinary course of business consistent with past practices December 31, 1999 and which is not material to the business, results or operations or financial condition of the Company.

        2.8 No Changes. Except as set forth in Section 2.8 of the Disclosure Schedule, from the date of the Current Balance Sheet through the date hereof, there has not been, occurred or arisen any:

            (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

            (b) amendments or changes to the articles of incorporation or bylaws of the Company;

            (c) capital expenditure or capital expenditure commitment by the Company exceeding $10,000 individually or $50,000 in the aggregate;

            (d) payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case, or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

            (e) destruction of, damage to or loss of any material assets or material business or loss of any material customer of the Company (whether or not covered by insurance);

            (f) claim of wrongful discharge or other unlawful labor practice or action;

            (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by French GAAP;

            (h) change in any election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

            (i) revaluation by the Company of any of its assets;

            (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Shares, or any split, combination or reclassification in respect of any shares of Shares, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Shares, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Shares (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;

            (k) material increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

            (l) other than (x) non-exclusive licenses of object code relating to the sale of the Company's currently shipping products entered into in the ordinary course of business consistent with past practice and (y) any other contract not involving the license, purchase or sale of Intellectual Property or Intellectual Property Rights (each as defined below) entered into in the ordinary course of business consistent with past practice involving an amount not in excess of $10,000 individually or $50,000 in the aggregate, any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (including intangible assets) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound;

            (m) sale, lease or other disposition of any of the material assets or material properties of the Company or any creation of any security interest in such material assets or material properties;

            (n) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

            (o) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

            (p) the commencement, settlement, notice or, to the Knowledge of any Shareholder, threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;

            (q) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.12 hereof) owned by or developed or created by the Company or of infringement by the Company of any other person's Intellectual Property (as defined in Section 2.12 hereof);

            (r) issuance or sale, or contract to issue or sell, by the Company of any Shares or securities convertible into, or exercisable or exchangeable for, Shares, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Shares upon the exercise thereof;

            (s) except for the granting of non-exclusive licenses of object code relating to the sale of the Company's currently shipping products entered into in the ordinary course of business consistent with past practice, (i) sale or license of any Company Intellectual Property or entering into of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity, or (ii) purchase or license of any Intellectual Property or entering into of any agreement with respect to the Intellectual Property of any person or entity,
(iii) agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company to its custo-mers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

            (t) agreement or modification to agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

            (u) any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company; or

            (v) agreement by the Company or any officer or employees on behalf of the Company to do any of the things described in the preceding clauses (a) through (u) of this Section 2.8 (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

        2.9 Tax Matters.

            (a) Except to the extent specifically set forth in Section 2.9 of the Disclosure Schedule, all Tax returns, statements, reports and forms (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax Authority with respect to any Taxable period ending on or before the Closing, by or on behalf of the Company (collectively, the "Tax Returns"), have been or will be properly completed and filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Closing have been or will be paid on or before such date. The Financials fully accrue all actual and contingent liabilities for all material unpaid Taxes with respect to all periods (or portions of such periods) through December 31, 1999 and the Company has not incurred any material Tax liability in excess of the amount reflected on the Company's Financials (whether or not reflected as payable on any Tax Return that has been filed) with respect to such periods (or portions of such periods). All information set forth in the notes to the Financials relating to Tax matters is true, complete and accurate in all material respects. The Company has not and will not incur any material Tax liability for periods (or portions of periods) after December 31, 1999 through the Closing Date other than in the ordinary course of business. The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. The Company has not been granted any extension or waiver of the limitation period applicable to any Tax Returns.

            (b) To the best of the Shareholders' Knowledge, there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, adversely affect the liability of the Company for Taxes.

            (c) Except to the extent specifically set forth in Section 2.9 of the Disclosure Schedule, neither the Company nor any person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to Section 341(f) of the Internal Revenue Code (the "Code"). The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement which includes a party other than the Company nor does the Company owe any amount under any such agreement.

            (d) The Shareholders have previously provided or made available to the Purchaser copies of all Tax Returns filed through the date of this Agreement, which copies are true and correct in all material respects. The Shareholders will make available to the Purchaser all Tax Returns filed after the date of this Agreement, all work papers with respect to Tax Returns, all Tax opinions and memoranda with respect to Taxes owed or potentially owed by the Company, and all other Tax data and documents reasonably requested by the Purchaser. Except as may be required as a result of the consummation of the transactions set forth herein, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the consummation of the transactions set forth herein. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, business (taxe professionnelle) value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, social contributions, including without limitation social security contributions, Contribution Sociale Generalisee ("CSG"), Contribution Au Remboursement de la Dette Sociale ("CRDS"), contributions paid to unemployment insurance agencies ("ASSEDIC"), contributions to voluntary additional or supplementary retirements plans, contributions to voluntary medical, life and disability plans, and any other taxes, withholding or contributions assessed in whole or in part on wages or salaries, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

        2.10 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

        2.11 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

            (a) Except as set forth in Section 2.11(a) of the Disclosure Schedule, the Company owns no real property, nor has it ever owned any real property. Section 2.11(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Knowledge of the Company and each Shareholder, by any other party.

            (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens"), except (i) as reflected in the Current Balance Sheet,
(ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby.

            (c) Section 2.11(c) of the Disclosure Schedule lists all items of equipment that are material to the business or operations of the Company (the "Equipment") owned or leased by the Company and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) to the Knowledge of the Company and any Shareholder, in good operating condition, regularly and properly maintained, subject to normal wear and tear.

            (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "Customer Information"), except for the rights of such customers in the Customer Information not granted by the Company. No person other than the Company possesses any claims or rights with respect to use of the Customer Information, except for the rights of such customers in the Customer Information not granted by the Company.

        2.12 Intellectual Property.

            (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

        "Intellectual Property" shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites,
(vii) tools, methods and processes, and (viii) all instantiations of the foregoing in any form and embodied in any media.

        "Intellectual Property Rights" shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyrights registrations and copyrights applications and "moral" rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

        "Company Intellectual Property" shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

        "Registered Intellectual Property Rights" shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected by recordation with any state, government or other public legal authority.

            (b) Section 2.12(b) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

            (c) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.12(b) of the Disclosure Schedule and all Intellectual Property licensed to the Company, is free and clear of any Liens or other encumbrances. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

            (d) Other than (i) software obtained by the Company under "shrink-wrap" and similar widely available binary code and commercial end-user licenses and (ii) as set forth on Section 2.12(g) of the Disclosure Schedule, to the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment.

            (e) Except as set forth in Section 2.12 (e) of the Disclosure Schedule, the Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

            (f) Other than (i) software obtained by the Company under "shrink-wrap" and similar widely available binary code and commercial end-user licenses, (ii) as set forth in Section 2.12(f) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted or is currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development).

            (g) Other than (i) software obtained by the Company under "shrink-wrap" and similar widely available binary code and commercial end-user licenses and (ii) non-exclusive licenses and related agreements with respect thereto of the Company's products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company's standard form(s) of end-user license including attachments (which is or are included in Section 2.12(g) of the Disclosure Schedule), Section 2.12(f) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights. No person who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

            (h) Other than (i) software obtained by the Company under "shrink-wrap" and similar widely available binary code and commercial end-user licenses and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company's products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company's standard form(s) of end-user license including attachments (which is or are included in Section 2.12(g) of the Disclosure Schedule), Section 2.12(h) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

            (i) The operation of the business of the Company as it currently is conducted or is currently contemplated to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not and, to the Knowledge of the

Company and the Shareholders, will not infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has received no notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does any Shareholder have any Knowledge of any basis therefor).

            (j) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which the Company has acquired any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

            (k) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company or the Shareholders regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

            (l) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser by operation of law or otherwise (to the extent that such transactions are deemed to effect such assignment) of any contracts or agreements to which the Company is a party, will result in: (i) Purchaser or the Company granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Purchaser or the Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (iii) Purchaser or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

            (m) To the Knowledge of the Company and the Shareholders, no person is infringing or misappropriating any Company Intellectual Property.

            (n) The Company has taken all reasonable steps that are required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee and consultant to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and all current and former employees and consultants of the Company have executed such an agreement in substantially the Company's standard form.

            (o) No Company Intellectual Property or, to the Knowledge of the Company and the Shareholders, Intellectual Property Rights or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

            (p) To the Knowledge of the Company and the Shareholders, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

            (q) None of the Company Intellectual Property was developed by or on behalf of or using grants or any other subsidies or any funding of any governmental entity.

            (r) Assuming that the Company's software products do not receive inaccurate, incompatible or incorrect time and date data from other software products, the underlying operating systems, firmware or hardware unrelated to the Company's products, all of the Company's products (including products currently under development) (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"), and (ii) will accurately process records containing dates falling on or after January 1, 2000. To the Knowledge of the Shareholders, all of the Company's Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company in the conduct of its business, or purchased by the Company from third party suppliers.

            (s) Section 2.12(s) of the Disclosure Schedules lists all licenses of Company Intellectual Property to customers of the Company which do not have a license agreement in force and effect covering such license of Company Intellectual Property (the "Undocumented Licenses"). All of the Undocumented
Licenses: (i) are non-exclusive licenses; and (ii) do not differ in substance from the Company's standard form(s) of end-user license.

        2.13 Agreements, Contracts and Commitments.

            (a) Except as set forth in or excepted from (by virtue of the specific exclusions contained in Sections 2.12(g) or 2.12(h) of the Disclosure Schedule) Sections 2.12(g) and 2.12(h) of the Disclosure Schedule, or as set forth in Section 2.13(a) of the Disclosure Schedule, the Company is not a party to nor is it bound by:

                (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

                (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (iii) any fidelity or surety bond or completion bond;

                (iv) any lease of personal property having a value in excess of $10,000 individually or $50,000 in the aggregate;

                (v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate;

                (vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                (viii) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $50,000 in the aggregate;

                (ix) any construction contracts;

                (x) any dealer, distribution, joint marketing or development agreement;

                (xi) any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services; or

                (xii) any other agreement, contract or commitment that involves $10,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

        2.14 Interested Party Transactions. No officer, director or, to the Knowledge of the Shareholders, shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this
Section 2.14.

        2.15 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company's business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "Company Authorizations") has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

        2.16 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company or the Shareholders threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company and the Shareholders is there any reasonable basis therefor. There is no investigation or other proceeding pending or to the Knowledge of the Company or the Shareholders threatened, against the Company, any of its properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company or the Shareholders is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

        2.17 Accounts Receivable.

            (a) The Company has made available to Purchaser a list of all accounts receivable of the Company as of December 31, 1999, together with a range of days elapsed since invoice.

            (b) All of the Company's accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to December 31, 1999, as reflected on the books and records of the Company (which are prepared in accordance with GAAP). No person has any Lien on any of the Company's accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company's accounts receivable.

        2.18 Minute Books. The minutes of the Company made available to counsel for Purchaser are the only minutes of the Company and contain accurate summaries of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the time of incorporation of the Company.

        2.19 Environmental Matters.

            (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) illegally released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or foreign law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

            (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any federal, state, local or foreign law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

            (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company and the Shareholders threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. Neither the Company nor the Shareholders has any Knowledge of any fact or circumstance which is reasonably likely to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

        2.20 Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section
2.20 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.20 of the Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4 hereof) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

        2.21 Employee Matters.

            (a) Section 2.21 of the Disclosure Schedule contains a true, correct and complete list of the name, title, date of hire and current monthly compensation, base salary or hourly remuneration rate of each person employed by the Company and/or any subsidiary on the date hereof (including persons employed as trainees) and any independent contractors, consultants or agents engaged by the Company and/or any subsidiary, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the fiscal year ended December 31, 1999.

            (b) The Company and each subsidiary (i) are in full compliance with all applicable laws and collective bargaining agreements regarding employment and employment practices (including, without limitation, the laws requiring persons to have work permits), terms and condition of employment and wages and hours (including but not limited to minimal wages and overtime regulations), discrimination in employment, election of employee representatives, information with employee representatives, calculation and accruals of vacations and of other accruals, wages and hours, occupational safety, health and employment practices and (ii) have not engaged in any unfair labor practice. The Company is not liable for any unpaid wages, vacation pay, bonuses, or commissions, or for any material Tax, penalty, assessment or forfeiture for failure to comply with any employer/employee matter except as accrued for in the Financials.

            (c) The Company has verified that all individuals providing services to the Company or any subsidiary, have properly registered with the applicable authorities as independent contractors. Neither the Company nor any subsidiary has any liabilities as to any Taxes with respect to such independent contractors.

            (d) Except to the extent specifically set forth in Section 2.21 of the Disclosure Schedule, neither the Company nor any Subsidiary has taken any commitment in connection with retirement or health insurance schemes, insofar as the staff concerned are entitled to receive advantages in addition to those provided for by law or the applicable collective bargaining agreements as a result of such commitments.

            (e) Neither the Company nor any subsidiary has remaining liabilities or obligations, including, without limitation, obligations of compensation for loss of employment, vis-a-vis former employees or corporate officers.

            (f) Neither the Company nor any subsidiary is the subject of, or has been threatened with any particular proceedings by the Labor Inspectorate ("Inspection du Travail") for failure to comply with labor legislation.

            (g) There is no agreement currently in effect under which any Shareholder, the Company or any subsidiary has undertaken to grant benefits to any employees or corporate officers of the Company or any subsidiary as a result of the completion of the sale of the Company Shares to the Purchaser.

            (h) None of the current senior executives or management staff of any of the Company or any subsidiary has resigned, or made known his or her intention to resign.

            (i) No unfair labor practice complaint or other complaint, litigation or claim against or otherwise involving the Company or any subsidiary relating to employment or labor is pending in any court or before any arbitration tribunal or governmental department, commission, board, bureau or agency and, to the best knowledge of the Shareholders, there is no basis for such a complaint, litigation or claim.

            (j) Except as listed in Section 2.21(j) of the Disclosure Schedule,
(i) neither the Company nor any subsidiary is or has been a party to any collective bargaining agreement or has established, maintained or contributed to any employee pension plan, (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company or any subsidiary, (iii) no factory council, labor union or representation question exists respecting the employees of the Company or any subsidiary, (iv) no grievance question exists which might have a Material Adverse Effect; and (v) none of the arrangements in effect prior to the Closing Date regarding the provision of services by any of the directors, managers or officers of the Company or any subsidiary contravened any applicable law.

        2.22 Insurance. Section 2.22 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate. There is no claim by the Company or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor the Shareholders have any Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

        2.23 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

        2.24 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.12(h) of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

        2.25 Off-Balance Sheet Undertakings. Neither the Company nor any subsidiary has any off-balance sheet liabilities or obligations, and in particular they have not granted any guarantees (in any form whatsoever, including as a comfort letter), sureties, warranties or securities with regard to the performance of obligations contracted by third parties (including partners, shareholders, corporate officers or members of their staff). Neither the Company nor any subsidiary are participating in any "operations de portage" or interest rate or exchange rate swap agreements, nor is it bound by any undertakings made on a futures market.

        2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Purchaser or its counsel.

        2.27 Business and Financial Experience. By reason of each Shareholder's business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with Purchaser and who are not compensated by Purchaser, each Shareholder has the capacity to protect its own interests in connection with the purchase of the Shares. The Shareholder is an "accredited investor," as such term is defined in Rule 501 of the Securities Act.

        2.28 Investment Intent; Blue Sky. Each Shareholder is acquiring the Shares for investment for his own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Each Shareholder understands that the issuance of the Shares has not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the Shareholder's investment intent and the accuracy of the Shareholder's representations as expressed herein.

        2.29 Rule 144. Each Shareholder acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Each Shareholder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Purchaser, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in a transaction directly with a "market maker," and the number of shares being sold during any three-month period not exceeding specified limitations.

        2.30 No Public Market. Each Shareholder understands that no public market now exists for any of the securities issued by Purchaser and that Purchaser has made no assurances that a public market will ever exist for Purchaser's securities.

        2.31 Restrictions on Transfer; Restrictive Legends. Each Shareholder understands that the transfer of the Shares is restricted by applicable state and Federal securities laws, and that the certificates representing the Shares will be imprinted with legends restricting transfer except in compliance therewith.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants, subject to the exceptions as set forth in the disclosure letter delivered by Purchaser herewith (the "Purchaser Disclosure Schedule"), that on the date hereof and as of the Closing Date as though made at the Closing Date as follows:

        3.1 Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Purchaser (a "Purchaser Material Adverse Effect").

        3.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement to which Purchaser is a party has been duly executed and delivered by Purchaser and constitutes the valid and binding obligations of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        3.3 Capital Structure.

            (a) The authorized stock of Purchaser consists of 34,000,000 shares of Common Stock, $0.001 par value, of which 7,631,799 shares were issued and outstanding as of January 19, 2000, and 14,000,000 shares of Preferred Stock, $0.001 par value; of which 4,278,854 shares have been designated Series A Preferred Stock, all of which have been issued and outstanding as of January 19, 2000; of which 1,625,924 shares have been designated Series B Preferred Stock; 1,600,284 shares of which have been issued and outstanding as of January 19, 2000; of which 1,200,000 shares have been designated Series C Preferred Stock, of which 1,180,000 shares have been issued and outstanding as of January 19, 2000; of which 2,250,000 shares have been designated Series D Preferred Stock, of which 2,213,781 shares have been issued and outstanding as of January 19, 2000; of which 4,000,000 shares have been designated Series E Preferred Stock, of which 3,253,336 shares have been issued and outstanding as of January 19, 2000. All such shares of Purchaser have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, are not subject to preemptive rights created by statute, the charter documents or Bylaws of Purchaser as currently in effect or any agreement to which Purchaser is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. The Purchaser has reserved an aggregate of 10,553,200 shares of Purchaser Common Stock for issuance to employees, directors and consultants upon the exercise of stock options pursuant to the Purchaser's 1995 Stock Plan, of which (i) 3,579,845 shares of Purchaser Common Stock were outstanding as a result of the exercise of vested options or the issuance of restricted stock as of January 19, 2000, (ii) 5,029,749 shares were issuable, as of January 19, 2000, upon the exercise of outstanding stock options and (iii) 1,896,212 shares remained available for future grant under the Purchaser's 1995 Stock Plan as of January 19, 2000. As of the date hereof, the Purchaser has issued and outstanding the following warrants: (A) warrants to purchase an aggregate of 25,640 shares of Series B Preferred Stock; (B) warrants to purchase an aggregate of 20,000 shares of Series C Preferred Stock; (C) warrants to purchase an aggregate of 20,000 shares of Series D Preferred Stock; and warrants to purchase an aggregate of 66,667 shares of Series E Preferred Stock. Aggregating the above, the total number of shares of capital stock of the Purchaser (including all outstanding options and warrants to purchase capital stock of Purchaser) outstanding on January 19, 2000 was 25,320,110 (the "Outstanding Capital Stock Number"). The Outstanding Capital Stock Number, when combined with the shares of Purchaser Common Stock authorized but remaining unissued under the Purchaser's 1995 Stock Plan totaled 27,216,322 as of January 19, 2000.

            (b) The shares of Purchaser Common Stock to be issued pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid, non-assessable, free of any liens or encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the charter documents or Bylaws of Purchaser or any agreement to which Purchaser is a party or is bound and will be issued in compliance with federal and state securities laws.

        3.4 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the Certificate of Incorporation, as amended, and Bylaws of Purchaser, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Purchaser or any of its respective properties or assets are subject and which is material to the business of Purchaser or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or their respective properties or assets, except in each case where such Conflict will not have a Purchaser Material Adverse Effect or will not affect on the legality, validity or enforceability of this Agreement.

        3.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the HSR Act, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Purchaser Material Adverse Effect.

        3.6 Simplex Financial Statements. Section 3.6 of the Disclosure Schedule sets forth Purchaser's audited financial statements as of September 30, 1999, and the related statements income, cash flow and shareholders' equity for the twelve (12) month period ended September 30, 1999 (the "Purchaser Financials"). The Purchaser Financials are correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Purchaser Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Purchaser Financials present fairly the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein, subject in the case of the Purchaser Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. Purchaser's balance sheet as of September 30, 1999 is referred to hereinafter as the "Purchaser Current Balance Sheet."

        3.7 No Undisclosed Liabilities. Purchaser has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in the Purchaser Current Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since September 30, 1999, except for such liabilities and which are not likely to result in a Purchaser Material Adverse Effect.

        3.8 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of Purchaser threatened, against Purchaser, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of Purchaser is there any reasonable basis therefor, except for such actions, suits, claims or proceedings which are not likely to result in a Purchaser Material Adverse Effect. There is no investigation or other proceeding pending or to the Knowledge of Purchaser threatened, against Purchaser, any of its properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of Purchaser is there any reasonable basis therefor, except for such investigations or other proceedings that are not likely to result in a Purchaser Material Adverse Effect. No Governmental Entity has at any time challenged or questioned the legal right of Purchaser to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

        3.9 Compliance with Laws. Purchaser has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except for such violations that are not likely to result in a Purchaser Material Adverse Effect.

        3.10 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Purchaser is a party or otherwise binding upon Purchaser which has the effect of prohibiting or impairing any business practice of Purchaser, any acquisition of property (tangible or intangible) by Purchaser, the conduct of business by Purchaser or otherwise limiting the freedom of Purchaser to engage in any line of business or to compete with any person, except where such agreement, commitment, judgment, injunction, order or decree is not likely to have a Purchaser Material Adverse Effect. Without limiting the generality of the foregoing, Purchaser has not entered into any agreement under which Purchaser is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market, except where such restriction is not likely to have a Purchaser Material Adverse Effect.

        3.11 Title of Properties; Absence of Liens and Encumbrances. Purchaser has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby, or (iv) where such Liens would not have or result in a Purchaser Material Adverse Effect.

        3.12 Interested Party Transactions. No officer, director or, to the Knowledge of Purchaser, shareholder of Purchaser (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that Purchaser furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to Purchaser, any goods or services, or (iii) a beneficial interest in any Contract to which Purchaser is a party, other than Contracts pertaining to such persons' employment relationship with the Company; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this Section 3.12.

        3.13 Intellectual Property. Purchaser owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights and trade secrets that it currently uses in its business, except where such failure to own or possess sufficient legal rights would not result in a Purchaser Material Adverse Effect. Purchaser has not received written communications from any third party alleging that Purchaser has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets of any such third party, which violations would have a Purchaser Material Adverse Effect. To the knowledge of Purchaser, Purchaser is not infringing upon, or other-wise acting adversely to, the right of another with respect to such party's patents, trademarks, service marks, trade names, copy rights, or trade secrets, which infringement or adverse action would have a Purchaser Material Adverse Effect.

                                   ARTICLE IV

                        CONDUCT PRIOR TO THE CLOSING DATE

        4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees except to the extent that Purchaser shall otherwise consent in writing, to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Closing Date. The Company shall promptly notify Purchaser of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company. Except as expressly contemplated by this Agreement and as set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Purchaser:

            (a) make any expenditures or enter into any capital expenditure commitment or transaction exceeding $10,000 individually or $50,000 in the aggregate or any commitment or transaction of the type described in Section 2.8(c) hereof;

            (b) (i) except for the granting of non-exclusive licenses of object code relating to the sale of the Company's products shipping on the date hereof entered into in the ordinary course of business, sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity, (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity,
(iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, (iv) or change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

            (c) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

            (d) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

            (e) commence or settle any litigation;

            (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Shares, or split, combine or reclassify any Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares, or repurchase, redeem or otherwise acquire, directly or indirectly, any Shares (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options;

            (g) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

            (h) cause or permit any amendments to its articles of incorporation, bylaws or other organizational documents of the Company;

            (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

            (j) except as allowed pursuant to Section 4.1(b) hereof, sell, lease, license or otherwise dispose of any of its properties or assets, except properties or assets which are not Intellectual Property and only in the ordinary course of business and consistent with past practices and except for non-exclusive object code licenses of Company Intellectual Property in the ordinary course of business;

            (k) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

            (l) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

            (m) grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

            (n) adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates or other compensation of its employees except payments made pursuant to standard written agreements in place on the date hereof and disclosed in the Disclosure Schedule;

            (o) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

            (p) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case, or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet or incurred after December 31, 1999 in the ordinary course of business and not otherwise in violation of this Agreement;

            (q) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

            (r) enter into any strategic alliance or joint marketing arrangement or agreement;

            (s) take any action to accelerate the vesting schedule of any of the outstanding Company Options or Shares;

            (t) hire or terminate any employees, or encourage any employees to resign from the Company; or

            (u) make any purchases, or enter into any Contract to purchase, any inventory with a value, individually or in the aggregate, in excess of $25,000.

            (v) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(u) hereof, or any other action that would (x) prevent the Company or any of the Shareholders from performing or cause the Company or any of the Shareholders not to perform their respective covenants hereunder or (y) cause or result in any or their respective representations and warranties contained herein being untrue or incorrect.

        4.2 No Solicitation. Until the earlier of (i) the Closing Date, or (ii) the date of termination of this Agreement pursuant to the provisions of Section
8.1 hereof, neither the Company nor any Shareholder shall (nor shall the Company or any Shareholder permit, as applicable, any of the Company's officers, directors, employees, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Company's business, properties or technologies, or any amount of Shares (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Company's business, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Shares or assets of the Company, other than inventory in the ordinary course of business, or (d) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. In the event that the Company, any Shareholder or any of the Company's affiliates shall receive, prior to the Closing Date or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company or such Shareholder, as applicable, shall immediately notify Purchaser thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Purchaser may reasonably request . The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Purchaser shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States, any state or any foreign country (or subdivision thereof) having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at law or in equity.

        4.3 Conduct of Business of Purchaser. Prior to the earlier of the Closing or the termination of this Agreement, Purchaser shall not enter into any transaction that would result in Purchaser's issuance of an amount of Purchaser Common Stock (or common stock equivalents) in excess of fifteen (15%) percent of the total outstanding Purchaser Common Stock, assuming for purposes of this calculation, that all Purchaser Common Stock to be issued pursuant to the terms of this Agreement is outstanding and assuming the conversion, exercise or exchange, as the case may be of all securities that are convertible, exercisable or exchangeable for Purchaser Common Stock; provided, however, that this Section
4.3 shall not limit, in any way, Purchaser's ability to issue shares of Purchaser Common Stock (or common stock equivalents) to any employee, director or consultant of Purchaser.

        4.4 Conduct of Shareholders. Prior to the earlier of the Closing or the termination of this Agreement, no Shareholder shall enter into any transaction or arrangement that would result in the transfer of any Shares to any other person or entity without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

        5.1 Restrictions on Transfer. All certificates representing Purchaser Common Stock deliverable to any shareholder of the Company pursuant to this Agreement and in connection with the transactions contemplated hereby and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split stock dividend, recapitalization, or similar event) also shall bear any legend required by the Commissioner of Corporations of the State of California or such as are required pursuant to any federal, state, local or foreign law governing such securities.

        5.2 Access to Information. Each party shall afford the other and its accountants, counsel and other representatives, reasonable access during the period prior to the Closing Date to (i) all of its properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) as may be reasonably requested. Each party agrees to provide the other and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. In addition, the Company shall provide Purchaser and its accountants, counsel and other representatives with reasonable access to all employees of the Company as identified by Purchaser. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement in accordance with the terms and provisions hereof.

        5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidential Disclosure Agreement effective as of January 17, 2000 (the "Confidential Disclosure Agreement") between the Company and Purchaser.

        5.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with such transactions including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party (whether it be the Company, the Purchaser, any subsidiary or Shareholder) incurring such fees and expenses.

        5.5 Public Disclosure. Neither party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld.

        5.6 Consents. The Company shall use commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts to which the Company is a party deemed appropriate or necessary by any party in connection with the transactions contemplated hereby, including all consents, waivers and approvals set forth in the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company thereunder from and after the Closing Date.

        5.7 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Purchaser shall not be required to agree to any divestiture by Purchaser or the Company or any of Purchaser's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Purchaser or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        5.8 Notification of Certain Matters. The Company or any of the Shareholders, as the case may be, shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Shareholders or Purchaser, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (ii) any failure of the Shareholders or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.10 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Shareholders or Purchaser pursuant to this Section 5.10, however, shall be deemed to amend or supplement the Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

        5.9 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

        5.10 Preparation and Filing of Tax Returns. Each of Purchaser, Company, and the Shareholders shall comply with the tax reporting requirements of Section 1.368-3 of the Treasury regulations promulgated under the Code, and shall use commercially reasonable efforts to treat the transaction as a tax-free reorganization under Section 368(a) of the Code unless otherwise required by law.

        5.11 Lockup. Each Shareholder hereby agrees that, in connection with the initial registration of the offering of any Shares under the Securities Act for the account of the Purchaser, if so requested by the Purchaser or any representative of the underwriters (the "Managing Underwriter"), such Shareholder or transferee shall not sell or otherwise transfer any securities of the Purchaser during the period specified by the Purchaser's Board of Directors at the request of the Managing Underwriter (the "Market Standoff Period"), with such period not to exceed one hundred (180) days following the effective date of a registration statement of the Purchaser filed under the Securities Act. The Purchaser may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

                                   ARTICLE VI

                        CONDITIONS TO THE SHARE PURCHASE

        6.1 Conditions to Obligations of Each Party. The respective obligations of the Company and Purchaser to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

            (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

        6.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Purchaser:

            (a) Representations, Warranties and Covenants. (i) The representations of the Company and the Shareholders and the warranties of the Shareholders in this Agreement (other than the representations and warranties of the Company and the Shareholders as of a specified date, which will be true and correct as of such date) shall be true and correct on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company and the Shareholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

            (b) Third Party Consents. Purchaser shall have been furnished with evidence satisfactory to it that the Company has obtained all consents, waivers, approvals, and assignments listed in Schedule 6.2(b) to this Agreement.

            (c) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.2(c) to this Agreement and each such agreement shall be of no further force or effect.

            (d) Resignation of Directors. Purchaser shall have received a written resignation from each of the directors of the Company effective as of the Closing Date.

            (e) No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company since the date of this Agreement.

            (f) [INTENTIONALLY DELETED].

            (g) Shareholder Approval. The Shareholders holding one hundred percent (100%) of the Company Common Stock, shall have executed this Agreement and thereby agreed to be bound by the terms hereof and such agreements shall remain binding upon each Shareholder.

            (h) Legal Opinion. Purchaser shall have received a legal opinion from legal counsel to the Company, in a form agreed upon by the Company and the Purchaser.

            (i) Certificate of the Company. Purchaser shall have received a certificate, validly executed by the President Director General of the Company for and on its behalf, to the effect that, as of the Closing:

                (i) all representations made by the Company and the Shareholders and all warranties made by the Shareholders in this Agreement (other than the representations and/or warranties of the Company and any Shareholder as of a specified date, which will be true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time.

                (ii) all covenants and obligations under this Agreement to be performed by the Company or the Shareholders on or before the Closing have been so performed in all material respects; and

                (iii) the conditions to the obligations of Purchaser set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

            (j) Certificate of President Directeur General of Company. Purchaser shall have received a certificate, validly executed by the President Directeur General of the Company, certifying as to the terms and effectiveness the articles of incorporation and the bylaws of the Company.

            (k) Certificate of Good Standing. Purchaser shall have received certificates of good standing of the Company from the Register of Commerce and Companies of Grenoble, and a certificate of good standing of Snaketech Corporation form the Secretary of State of California, each dated within a reasonable period prior to the Closing.

            (l) Options. All outstanding options, warrants and other rights to purchase securities of the Company (including but not limited to any and all stock options (or similar securities) granted to employees of the Company and including those disclosed in
Schedule 2.2 (b)) shall have been cancelled and shall no longer be of any force or effect.

            (m) Completion of Valuation. Houlihan Lokey Howard & Zukin (the "Valuation Firm") shall have completed their valuation of Purchaser for purposes of enabling, and such valuation shall be adequate for, Purchaser to properly account for the Transaction, provided that Purchaser shall have exercised commercially reasonable efforts in assisting the Valuation Firm to complete such valuation.

            (n) New Employment Arrangements. Each of the Designated Employees shall have agreed in writing to become employees pursuant to complete employment agreements in form and substance reasonably satisfactory to Purchaser and consistent with the terms of the Offer Letters (the "New Employment Agreements"). It is hereby understood that with respect to Designated Employees who currently have employment agreements with the Company, such New Employment Agreements shall take the form of an amendment and restatement to such existing employment agreements for such Designated Employees.

            (o) Non-competition Agreements. Each of the Designated Employees shall have entered into Non-competition Agreements with Purchaser, which agreements shall be in a form reasonably acceptable to Purchaser and such agreements shall be in full force and effect. The non-competition periods under these agreements shall begin on the Closing Date and shall end on the second anniversary of the Closing Date.

            (p) Regulation S Agreements. Each Shareholder who is not a current resident of the United States shall have executed an agreement, the form of which is attached hereto as Exhibit C (each, a "Regulation S Agreement") and each such Regulation S Agreement shall be in full force and effect.

            (q) EDA Solutions Transfer. Philippe Duchene and any and all other appropriate persons or entities shall have executed documentation transferring any and all intellectual property used or useful in the business of the Company (including but not limited to the Agreement between L'Ecole Polytechnique Federale de Lausanne and EDA Solutions dated May 16, 1995, and any amendments thereto) which was developed and/or used in the conduct of business of EDA Solutions and such documentation shall be reasonably satisfactory to Purchaser.

        6.3 Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser in this Agreement (other than the representations and warranties of Purchaser as of a specified date, which will be true and correct as of such date) were true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time and the Purchaser shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing Date.

            (b) Certificate of Purchaser. Company shall have received a certificate executed on behalf of Purchaser by an officer of Purchaser to the effect that, as of the Closing:

                (i) all representations and warranties made by the Purchaser in this Agreement (other than the representations and warranties of Purchaser as of a specified date, which will be true and correct as of such date) were true and correct when made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time;

                (ii) all covenants and obligations under this Agreement to be performed by Purchaser on or before the Closing have been so performed in all material respects; and

                (iii) the conditions to the obligations of the Company and the Shareholders set forth in this Section 6.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

            (c) No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Purchaser Material Adverse Effect since the date of this Agreement.

            (d) Certificate of Secretary of Purchaser. The Shareholders shall have received a certificate, validly executed by the Secretary of Purchaser, certifying as to (i) the terms and effectiveness the articles of incorporation and the bylaws of Purchaser, and (ii) the valid adoption of resolutions of the Board of Directors of Purchaser approving this Agreement and the consummation of the transactions contemplated hereby.

            (e) Certificate of Good Standing. Purchaser shall have received certificates of good standing of the Company from the Secretary of State of Delaware and the Secretary of State of California each dated within a reasonable period prior to the Closing.

            (f) Option Grants. Purchaser shall have approved the option grants listed on Schedule 6.3(f) hereto and such grants shall be effective as of the Closing.

            (g) Severance Arrangements. Purchaser shall have agreed to provide to the persons listed on Schedule 6.3(g) hereto (the "Designated Employees") severance benefits on terms no less favorable than those contained in their specific offer letters attached hereto as Exhibits D-1 through D-7 (the "Offer Letters").

            (h) Registration Rights. Purchaser shall have executed the Registration Rights Agreement in the form attached hereto as Exhibit E and such Registration Rights Agreement shall be effective as of the Closing.

            (i) Legal Opinion. The Shareholders shall have received a legal opinion from legal counsel to the Purchaser in a form to be agreed upon by the Company and Purchaser.

                                   ARTICLE VII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

        7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company and the Shareholder contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the first anniversary of the Closing Date (the "Termination Date"); provided, however, that the representations and warranties of the Company and the Shareholders contained in Section 2.2 hereof shall survive for a period of three (3) years after the date of the Closing. The representations and warranties of Purchaser contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the earlier of (i) December 31, 2000 or (ii) the day immediately preceding the effective date of the registration statement of Purchaser filed with the Securities and Exchange Commission in conjunction with Purchaser's initial public offering. The liability of Purchaser to any and all Shareholders (and any officers, directors or affiliates thereof) for Losses (as defined below) resulting from (A) any inaccuracy or breach of a representation or warranty of Purchaser contained in this Agreement or (B) any failure by Purchaser to perform or comply with any covenant contained herein shall be limited to, in the aggregate, an amount equal to the value of 403,049 shares of Purchaser Common Stock, each share of which shall be valued at the Third Party Valuation Price Per Share (as defined below). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, no Shareholder shall have a right to bring a claim against Parent for any Losses whatsoever unless and until Shareholders having received not less than a majority of the shares of Purchaser Common Stock issued pursuant to the terms of this Agreement shall have agreed in writing to make any such claim. For purposes of this Agreement, the term "Third Party Valuation Price Per Share" shall mean the fair market value per share of Purchaser Common Stock as determined by the Valuation Firm.

        7.2 Recovery For Losses.

            (a) Indemnification. Each of the Shareholders agrees to indemnify and hold Purchaser and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by Purchaser, its officers, directors, or affiliates directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company or the Shareholders contained in this Agreement, (ii) any failure by the Company or the Shareholders to perform or comply with any covenant contained herein, (iii) the amount (if any) by which Estimated Net Current Assets (as defined below) exceeds Final Net Current Assets (as defined below), (iv) the failure of any stock option holder of the Company to cancel his option(s) prior to the Closing in conjunction with the transactions contemplated herein, or (v) the exercise of such option(s) and sale of the shares underlying such option(s) by any stock option holder. Nothing herein shall limit the liability of the Purchaser, or the

Shareholders for any breach of any representation, warranty or covenant contained herein if this transaction does not close, provided, however, that in the event that Purchaser terminates this Agreement pursuant to Section 8.1(e) hereof, each Shareholder shall only be held liable for any Losses which result from breaches of any representation, warranty or covenant contained herein committed by such Shareholder and shall not be responsible for any breaches of any representation, warranty or covenant committed by other Shareholders. The Shareholders shall not have any right of contribution from the Company with respect to any Loss claimed after the Closing.

        Notwithstanding anything contained herein to the contrary, Purchaser may not receive any proceeds from the Escrow Fund unless and until one or several Officer's Certificates (as defined below) identifying Losses in excess of $100,000 in the aggregate (the "Shareholder Basket Amount") has or have been delivered as provided herein, in which case Purchaser shall be entitled to recover any and all Losses (subject to the limitations contained herein) including the Shareholder Basket Amount. Notwithstanding the foregoing, Purchaser shall be entitled to receive payments out of the Escrow Fund for, and the Shareholder Basket Amount shall not apply as a threshold to, any and all claims made with respect to the amount (if any) by which Estimated Net Current Assets exceeds Final Net Current Assets. Furthermore, the Shareholders may not receive any proceeds from Purchaser with respect to Losses suffered by such Shareholders unless and until the Shareholders shall have suffered Losses in excess of $100,000 in the aggregate (the "Purchaser Basket Amount"), in which case the Shareholders shall be entitled to recover any and all Losses (subject to the limitations contained herein) including the Shareholder Basket Amount.

            (b) Escrow Fund. As security for the indemnity provided for in
Section 7.2(a) hereof and by virtue of this Agreement, the Shareholders will be deemed to have received as part of the consideration set forth on Exhibit A hereto and deposited with the Escrow Agent an amount of shares of Purchase Common Stock equal to (i) 403,049, plus (ii) that number of shares of Purchaser Common Stock equal to the quotient of two million two hundred thousand (2,200,000) divided by the Third Party Valuation Price Per Share, provided that for purposes of Sections 7.2(b) and 7.2(c), to the extent that the Third Party Valuation Price Per Share is less than four dollars ($4.00) per share, the Third Party Valuation Price Per Share shall be treated as being four dollars ($4.00) per share (the "Escrowed Shares"). The Escrowed Shares shall be available to compensate Purchaser, its officers, directors, or affiliates for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. Promptly after the Closing, the Escrowed Shares, without any act of the Shareholders, will be deposited with the Escrow Agent, such deposit of the Escrowed Shares to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

            (c) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing Date and shall terminate at 5:00 p.m., P.S.T., on the first anniversary of the Closing Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Purchaser, subject to the objection of the Shareholder Representative and the subsequent arbitration of the matter in the manner provided in Section 7.3(h) hereof, is necessary to satisfy any then pending and unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent pursuant to Section 7.2(e) below prior to the thirtieth (30th) calendar day following the termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund, if any, not required to satisfy such claims. The portion of any remaining shares in the Escrow Fund to be delivered to any given Shareholder shall be in proportion to the initial amount of Purchaser Common Stock contributed to the Escrow Fund on behalf of such Shareholder and, except as set forth in Section 7.5, shall not be in proportion to any fault for breach attributable to any specific Shareholder. Notwithstanding the foregoing and subject to the Shareholder Representatives objection as referenced below, on the ninety-first day following the Closing, the Escrow Agent shall release to the Shareholders from the Escrow Fund a number of shares of Purchaser Common Stock equal to the difference of (1) 2,200,000 divided by the Third Party Valuation Price Per Share, minus (2) the amount by which Estimated Net Current Assets exceeds Final Net Current Assets (if any) divided by the Third Party Valuation Price Per Share (the "First Release Amount"). Not later than the ninety-first day following the Closing, Purchaser shall deliver to the Escrow Agent written instructions which shall included the number of shares of Purchaser Common Stock constituting the First Release Amount (as determined in accordance with the terms of this Agreement) and instructing the Escrow Agent to release the First Release Amount to the Shareholders.

            (d) Protection of Escrow Fund; Distribution of Interest from Escrow Fund.

                (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Purchaser and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                (ii) Any shares of Purchaser Common Stock or other equity securities issued or distributed by Purchaser (including shares issued upon a stock split) ("New Shares") in respect of Purchaser Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Purchaser Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Purchaser Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

                (iii) Each Shareholder shall have voting rights with respect to the shares of Purchaser Common Stock contributed to the Escrow Fund by him or her (and on any voting securities added to the Escrow Fund in respect of such shares of Purchaser Common Stock).

            (e) Officer's Certificate. In the event Purchaser shall have incurred any Losses for which indemnification pursuant to this Article VII is sought, Purchaser shall promptly deliver to the Shareholder Representative a certificate signed by any officer of Purchaser (an "Officer's

Certificate"): (i) stating the grounds for recovery by Purchaser in sufficient detail to permit the Company to understand the general basis for the claim, and
(ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, or, with respect to Losses determined in accordance with the terms of Section
7.4 below, stating that such matters have been so adjudicated and including a copy of the Adjusted Balance Sheet (as defined below).

            (f) Set Off From Escrowed Shares. Upon delivery of such Officers' Certificate to the Shareholder Representative, and subject to any objection pursuant to Section 7.2(g) below, the number of shares of Purchaser Common Stock that are then held in the Escrow Fund shall be reduced by a number of shares with a value equal to the amount of the Losses incurred by Purchaser. For purposes of this Section 7.2, the value of a share of Purchaser Common Stock held in the Escrow Fund shall be as follows: (i) at any time prior to the initial public offering of the Company, the value of each share of Purchaser Common Stock shall be the fair market value thereof as determined in good faith by the board of directors of Purchaser, from time to time, for purposes of granting employee stock options; and (ii) following Purchaser's initial public offering, the fair market value of each share of Purchaser Common Stock shall be the average closing price of Purchaser Common Stock over the five (5) trading day period ending on the trading day immediately preceding the date on which a claim is made, as such prices are quoted by the primary exchange or market on which such Parent Common Stock is traded.

            (g) Objection to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative and for a period of forty-five (45) days after such delivery, the Escrow Agent shall make no delivery to Purchaser of amounts out of the Escrow Fund pursuant to Section 7.2(f) hereof unless the Escrow Agent shall have received written notification from the Shareholder Representative to make such delivery. After the expiration of such forty-five
(45) day period, the Escrow Agent shall make delivery of shares of Purchaser Common Stock from the Escrow Fund in accordance with this Section 7.2, provided that no such payment or delivery shall be made if the Shareholder Representative shall object in writing to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such forty-five (45) day period.

            (h) Resolution of Conflicts; Arbitration.

                (i)In case the Shareholder Representative shall object in writing to any claim or claims made in any Officer's Certificate within thirty
(30) days after delivery of such Certificate, the Shareholder Representative and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by all parties.

                (ii) If no such agreement can be reached after good faith negotiation, either Purchaser or the Shareholder Representative may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Purchaser and the Shareholder Representative. In the event that within forty-five (45) days after submission of any dispute to arbitrators, Purchaser and the Shareholder Representative cannot mutually agree on one arbitrator, Purchaser and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or a majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). The arbitrator(s) shall have the authority to award Purchaser more than that requested in the Officer's Certificate. Within thirty (30) days of a decision of an arbitrator(s) requiring payment by the Shareholders, the appropriate number of Escrowed Shares shall be delivered to Purchaser.

                (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association.

            (i) Third-Party Claims. In the event Purchaser becomes aware of a third-party claim which Purchaser believes will be covered by the indemnification obligation contained in this Article, Purchaser shall notify the Shareholder Representative of such claim, and the Shareholder Representative shall be entitled, at its expense, to participate in any defense of such claim. Purchaser shall have the right in its sole discretion to settle any such claim; provided, that except with the consent of the Shareholder Representative no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Shareholders.

            (j) Escrow Agent's Duties.

                (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Purchaser and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

                (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrowed Shares and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent.

                (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Purchaser and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Purchaser and the Shareholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty
(30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

            (k) Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

        7.3 Shareholder Representative.

            (a) Each of the Shareholders hereby appoints Alain Benisty, acting on behalf of Sudinnova, its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Shareholders, to give and receive notices and communications, to authorize payment to Purchaser of shares of Purchaser Common Stock from the Escrow Fund in satisfaction of claims by Purchaser, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Purchaser; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders.

            (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as the Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. After all claims for Losses by Purchaser set forth in Officer's Certificates delivered to the Escrow Agent and the Shareholder Representative has been satisfied, or reserved against, the Shareholder Representative, with the consent of the majority in interest in the Escrow Fund, may recover from the Escrow Fund at the end of the Escrow Period payments not yet paid for any expenses incurred in connection with the Shareholder Representative's representation hereby.

            (c) A decision, act, consent or instruction of the Shareholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

        7.4 Adjustment to Consideration.

            (a) Within ninety (90) days following the Closing Date, Purchaser shall cause to be prepared and delivered to the Shareholder Representative an unaudited balance sheet of the Company as of the Closing Date (the "Adjusted Balance Sheet"). The Adjusted Balance Sheet will be prepared in accordance with GAAP on a basis consistent with the most recent regularly prepared financial statements of Purchaser. Final Net Current Assets (as defined below) as of the Closing Date shall be derived from the Adjusted Balance Sheet. In the event that, pursuant to the terms of this Section 7.4, it is determined that Final Net Current Assets at the Closing Date are less than Estimated Net Current Assets, then an amount equal to such difference shall be paid to Purchaser out of the Escrow Fund upon the delivery to the Escrow Agent of an Officer's Certificate in accordance with the terms of Section 7.2 hereof. For purposes of this Agreement,
(i) "Final Net Current Assets" shall mean total current assets of the Company on a consolidated basis as determined in accordance with GAAP, less (y) total liabilities of the Company on a consolidated basis as determined in accordance with GAAP, each as of the Closing Date and (ii) "Estimated Net Current Assets" shall mean total current assets of the Company on a consolidated basis as determined in accordance with GAAP, less (y) total liabilities of the Company on a consolidated basis as determined in accordance with GAAP, each as of December 31, 1999.

            For purposes of determining Final Net Current Assets and Estimated Net Current Assets, total liabilities of the Company shall be exclusive of an amount of Third Party Expenses incurred by the Company pursuant to the Transaction not to exceed $100,000, and in the event that the Company is unable to enter into a distribution agreement with Innotech (other than due to the Company's deliberate and intentional failure to do so), total liabilities shall be exclusive of an amount equal to $600,000. In addition, for purposes hereof, Final Net Current Assets shall be increased by a number equal to the amount of revenues resulting directly from the sale of products of the Company in the ordinary course of business which are recorded as revenues of Purchaser (and which have not previously been recorded as revenues by the Company) (such revenues being referred to herein as "New Revenues") after the Closing and prior to April 1, 2000.

            (b) Following delivery by Purchaser to the Shareholder Representative of the Adjusted Balance Sheet, Purchaser shall give to the Shareholder Representative reasonable access during Purchaser's business hours to those books and records of the Company in the possession of Purchaser and any personnel which relate to the preparation of the Adjusted Balance Sheet for purposes of resolving any disputes concerning the Adjusted Balance Sheet and the calculation of Final Net Current Assets.

            (c) The Shareholder Representative shall have fifteen (15) days following delivery of the Adjusted Balance Sheet during which to notify Purchaser in writing (the "Notice of Objection") of any good faith objections to the calculation of Final Net Current Assets or the Adjusted Balance Sheet as it affects such calculation, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection. If the Shareholder Representative objects to the Adjusted Balance Sheet, or Purchaser's calculation of Final Net Current Assets as reflected thereon, Purchaser and the Shareholder Representative shall attempt to resolve any such objections within fifteen (15) days of the receipt by Purchaser of the Notice of Objection.

            (d) If Purchaser and the Shareholder Representative are unable to resolve any such dispute within the fifteen (15) day period referred to in
Section 7.4(c) above, Purchaser and the Shareholder Representative shall submit the dispute to KPMG Peat Marwick or such other firm as agreed upon by the parties (the "Independent Accounting Firm"). Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (x) act in its capacity as an expert and not as an arbitrator, (y) consider only those matters as to which there is a dispute between the parties and (z) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In the event that Purchaser and the Shareholder Representative submit any dispute to an Independent Accounting Firm, each such party may submit a "position paper" to the Independent Accounting

Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. Fifty percent (50%) of any expenses relating to the engagement of the Independent Accounting Firm shall be paid by Purchaser and fifty percent (50%) of such expenses shall be paid by the Shareholders.

            (e) If the Shareholder Representative does not deliver the Notice of Objection in accordance with Section 7.4(b) above (i.e., within a fifteen day period), the Adjusted Balance Sheet (together with Purchaser's calculation of Final Net Current Assets reflected thereon), shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Shareholder Representative delivers a Notice of Objection in accordance with the provisions above and Purchaser and the Shareholder Representative are able to resolve such dispute by mutual agreement, the Adjusted Balance Sheet, together with Purchaser's calculation of Final Net Current Assets reflected thereon, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Shareholder Representative delivers a Notice of Objection in accordance with the provisions set forth above and Purchaser and the Shareholder Representative are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties and the Adjusted Balance Sheet, together with Purchaser's calculation of Final Net Current Assets reflected thereon, to the extent modified by the Independent Accounting Firm, shall be deemed to have been accepted by all of the parties to this Agreement. Subject to the foregoing provisions, the calculations of Final Net Current Assets reflected on any such Adjusted Balance Sheet shall be conclusive and binding on all of the parties to this Agreement, no further adjustments shall be made thereto and neither Purchaser, the Shareholder Representative nor the Shareholders shall have any further right to challenge such calculation of Final Net Current Assets, whether pursuant to the terms of
Section 7.2 hereof or otherwise.

        7.5 Maximum Payments. Notwithstanding anything to the contrary set forth in this Article VII or elsewhere in this Agreement, except with respect to (i) knowing, willful and intentional breaches of the representations, warranties or covenants of the Shareholders contained in this Agreement (a "Fraudulent Breach"), or (ii) any breach of the representations and warranties contained in
Section 2.2 of this Agreement, the maximum amount the Purchaser may recover from any Shareholder pursuant to the indemnity obligations set forth in this Article VII shall be limited to an amount equal to the amounts contained in the Escrow Fund. Separate from and in addition to amounts contributed to the Escrow Fund, each of Philippe Duchene, Oscar Buset, Michel Oger, Francois Clement, Tallis Blalack and Michel Declercq (collectively, the "Founders") agrees to jointly and severally indemnify the Purchaser from and against any and all Losses suffered or incurred by the Purchaser as a result of or arising out of any breach of
Section 2.2 of this Agreement up to an amount equal to the value (at the time the claim is made by Purchaser and not at the time of the Closing) of all equity consideration received by such Founder pursuant to the terms of this Agreement. Additionally, separate from and in addition to amounts contributed to the Escrow Fund, each Shareholder agrees to separately indemnify the Purchaser from and against any and all Losses suffered or incurred by the Purchaser as a result of or arising out of any Fraudulent Breach committed by such Shareholder. The Shareholders' indemnification obligation for Losses resulting from any Fraudulent Breach shall be limited to an amount equal to the value (at the time the claim is made by Purchaser and not at the time of Closing) of all equity consideration received by such Shareholders pursuant to the terms of this Agreement less any capital gains taxes paid by such Shareholder as a direct result of the receipt of Purchaser Common Stock pursuant to the terms of this Agreement.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

            (a) by mutual agreement of the Company and Purchaser;

            (b) by Purchaser or the Company if the Closing Date shall not have occurred by May 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (c) by Purchaser or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

            (d) by Purchaser if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity, which would:
(i) prohibit Purchaser's ownership or operation of any portion of the business of the Company or (ii) compel Purchaser or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Purchaser;

            (e) by Purchaser if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or any of the Shareholders contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the applicable Shareholder; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

            (f) by the Company if neither the Company nor any Shareholder is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

        Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company or the Shareholders, or their respective officers, directors or shareholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3, 5.4 and 5.5 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

        8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to the Closing, Purchaser, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

        9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

            (a) if to Purchaser, to:

                Simplex Solutions, Inc.
                521 Almanor Avenue
                Sunnyvale, CA  94086
                Attention: Chief Financial Officer
                Telephone No.: (408) 617-6100
                Facsimile No.:  (408) 774-0285
                with a copy to:

                Wilson Sonsini Goodrich & Rosati
                Professional Corporation
                650 Page Mill Road
                Palo Alto, California 94304
                Attention:  Robert Sanchez, Esq.
                Telephone No.: (650) 493-9300
                Facsimile No.:  (650) 493-6811

            (b) if to the Shareholders or the Shareholder Representative, to:

                Sudinnova
                17 rue de la Republique
                69002 Lyon, France
                Attention:  Alain Benisty
                Telephone No.: 011 33 4 7827 4799
                Facsimile No.:  (___) ___-____

                with a copy to:

                General Counsel Associates
                1891 Landings Drive
                Mountain View, California 94043
                Attention:  Adele Freedman, Esq.
                Telephone No.: (650) 428-3900
                Facsimile No.:  (650) 428-3901


            (c) if to the Escrow Agent, to:

                U.S. Bank Trust, N.A.
                One California Street, 4th Floor
                San Francisco, CA 94111
                Attention:  Ann Gadsby
                Telephone No.:  (415) 273-4532
                Facsimile No.:  (415) 273-4593

        9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Purchaser may assign its rights and delegate its obligations hereunder to its affiliates as long as Purchaser remains ultimately liable for all of Purchaser's obligations hereunder.

        9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.6 Other Remedies. Except as otherwise provided herein below, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

        9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        IN WITNESS WHEREOF, Purchaser, the Company, the Shareholders and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

SIMPLEX SOLUTIONS, INC.            SNAKETECH S.A.



By:                                By:
   ----------------------------           --------------------------------------
   Name:                                  Name: Philippe Duchene
   Title:                                 Title: President Director General



U.S. BANK TRUST, N.A.              THE SHAREHOLDERS



By:                                By:
   ----------------------------           --------------------------------------
   Name:                                  TALLIS BLALACK
   Title:

By:                                By:
                                          --------------------------------------
SHAREHOLDER REPRESENTATIVE                OSCAR BUSET



By:                                By:
   ----------------------------           --------------------------------------
   ALAIN BENISTY                          FRANCOIS CLEMENT



                                   By:
                                          --------------------------------------
                                          JOSEPH COSTELLO


                                   By:
                                          --------------------------------------
                                          MICHEL DECLERCQ


                                   By:
                                          --------------------------------------
                                          PHILIPPE DUCHENE


                                   By:
                                          --------------------------------------
                                          JIM GIRAND

                                   INNOVACOM 3


                                   By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                   By:
                                          --------------------------------------
                                          MICHEL OGER


                                   AURIGA PARTNERS


                                   By:
                                          --------------------------------------
                                          Name:
                                          Title:



                                   RHONE ALPES CREATIONS


                                   By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                   By:
                                          --------------------------------------
                                          DOMINIQUE REICHL


                                   SUDINNOVA


                                   By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT A

                           SHAREHOLDERS OF THE COMPANY
                    (AND CONSIDERATION DUE EACH SHAREHOLDER)

                                    EXHIBIT B

                            OPTIONEES OF THE COMPANY
                      (AND CONSIDERATION DUE EACH OPTIONEE)

                                    EXHIBIT C

                             REGULATION S AGREEMENT

                                EXHIBITS D1 - D7

                             FORMS OF OFFER LETTERS

                                    EXHIBIT E

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT F
                            ESCROW AGENT FEE SCHEDULE

                                    EXHIBIT G

              SHAREHOLDER COMMUNICATIONS ACT "NON-OBJECTION LETTER"